EXHIBIT 99.1

GREIF, INC. NEGOTIATES NEW REVOLVING CREDIT FACILITY

CONTACT:

Deb Strohmaier, APR

Director, Communications

(740) 549-6074

debra.strohmaier@greif.com

Delaware, Ohio — March 3, 2005 — Greif, Inc. (NYSE: GEF) today announced the closing of a $350 million revolving credit facility co-arranged by Deutsche Bank Securities and Key Bank, N.A. The proceeds from this facility will be used to repay the company’s existing revolving credit facility and term loan, and for other general corporate purposes.

“We are extremely pleased with this new facility,” said Greif Chief Financial Officer Donald S. Huml.” The terms of the facility are substantially equivalent to those typical for an investment-grade rated company - our near-term aspiration. This is further evidence of the significant improvement in our financial performance and credit profile.”

The facility will initially be priced at a spread over LIBOR of 100 basis points on an all-drawn basis for a six-month period, and then will follow a pricing grid based upon the company’s total leverage.

Greif, Inc. is the world leader in industrial packaging products and services. The Company provides extensive experience in steel, plastic, fibre, corrugated and multiwall containers and protective packaging for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.